Exhibit (a)(5)(vii)

Corrected Transcript

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Roche Holding AG ( R O . C H )
Q4 2011 Earnings Call - New York

Total Pages: 29
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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

CORPORATE PARTICIPANTS

Severin Schwan	Daniel O'Day
Chief Executive Officer, Roche Holding AG	Diagnostics Division, Chief Operating Officer, Roche Holding AG

Pascal Soriot	Alan Hippe
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG	Chief Financial & Information Technology Officer, Roche Holding AG
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MANAGEMENT DISCUSSION  SECTION

Severin Schwan
Chief Executive Officer, Roche Holding AG

Good afternoon, ladies and gentlemen. 2011 has been a good year for Roche. We achieved all our financial goals and very importantly, we made significant progress in our late-stage pipeline.

I'd like to start with an overview on the financials. Overall group sales at constant rate, up by 2%; Pharma up by 1%, in line with the market, in spite of the expected decline of Avastin in metastatic breast cancer here in the U.S; Diagnostics, up by 6%, primarily driven by our so-called Professional Diagnostics and by tissue-based Diagnostics.

We are fully on track in terms of our savings from our program Operational Excellence. We achieved CHF 1.8 billion in savings. Core EPS, up by 11% and based on these results, we can increase the dividend by 3% to CHF 6.80, as the Board has proposed for the upcoming annual assembly.

Now, when I stood here last year, I stressed two dimensions. On the one hand, of course, our strategy remains very much focused on innovation, on science and on the progress of our pipeline. But at the same time, in this challenging environment, it is equally important to work on our productivity. That, of course, is very much the case with the progress we made in Operational Excellence, by the growth beyond the synergies we achieve here in terms of improving productivity across all functions in all parts of the organization, and also having a local networking capital, as you will see later.

Now, let me start on the productivity dimension. Again, we increased our margin, which stands now at 36% on the group level, and as can see on the next slide, Operational Excellence really is a very important component of this development. We lost about CHF 600 million from the various austerity measures in Europe, the healthcare reform, the excise tax, in particular, in the United States. As expected, we had a decline in Tamiflu, we had a decline in Avastin, and we lost patents on two products, namely, CellCept and Boniva. You can see a compensating effect with the profit growth of our underlying business, but very importantly, cost savings of CHF 1.8 billion. Otherwise, we would not have been achieved this margin improvement.

As far as the dividend is concerned, let me just emphasize that we have now a payout ratio of 55%, and also, let me emphasize that we will keep to this attractive dividend policy irrespective of the planned Illumina acquisition.

Now let's shift to the pipeline. 2011 was really an outstanding year in terms of our pipeline progress. As you can see, 17 of our 20 late-stage clinical trials delivered positive result. That is amazing, I think, not only for Roche, but also from an industry perspective. And obviously, these results were feeding our late-stage pipeline. We have now 12 new molecular entities in late-stage and you can see the progress we made in 2011. We filed three new products

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

and two of those have already been approved here in the U.S., Zelboraf against malignant melanoma, and a couple of day ago, Erivedge, a novel treatment against basal cell carcinoma, the most common form of skin cancer.

Let me also point out that personalized healthcare is getting a reality. The concept of targeting specific patient populations by means of companion diagnostics is now moving to patients. Zelboraf has certainly been the highlight in this respect, but you can see that in our late-stage pipeline, six out of 12. So, this is half of our portfolio is being developed in combination with companion diagnostic tests.

Just a few words regarding the planned Illumina acquisition. You have seen that we have outgrown the market in diagnostics year-over-year over the last years. And I believe one of the key success factors has been our broad portfolio of diagnostic tests, which we can offer to our diagnostic customers. And in order to be able to offer such a growth portfolio, you need the key underlying technologies, which are necessary to measure the biomarkers in the various human samples, and we have developed such technologies in-house.

If you look back over the last 20 years, from time to time, we made acquisitions to get some of these key technologies in-house. Beginning of the '90s, PCR, which today is the basis of molecular diagnostics, a multi-billion segment, where we keep market leadership. IGEN, which gave us full access to the ECL technology, the basis for our immunology growth, which we enjoy today. And as you know, a couple of years ago, we invested into the underlying technologies to do tissue-based testing. And we do believe that gene sequencing will be a key technology platform for the future.

Let me shift to include 2012. Really, the key message of this slide is that we will see an acceleration of our growth, driven by the diagnostics business, but also the key franchises in Pharma. You see Avastin turning to growth again and also very much driven by the new launches, Zelboraf, Erivedge, and also the expected launch of pertuzumab in the second half of this year.

At the same time, as I said earlier, we will continue the focus on efficiency improvement. There's another CHF 600 million to go to reach the planned savings from the Operational Excellence program and we have also have an increased focus on net working capital, in particular, in Europe, where we have relatively high outstandings.

To conclude, we expect sales growth to accelerate for the Group and Pharma through the low and mid single digits, diagnostics, again, above the market, full savings on Operational Excellence, as announced and planned, of CHF 2.4 billion, high single digit core EPS growth and an attractive dividend outlook. And again, let me reiterate, we will stick to this attractive dividend policy in spite of the planned Illumina acquisition.

With this, I'd like to hand over to Pascal for Pharma.
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Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

Thank you, Severin, and good afternoon, everybody. It's really a pleasure to be here. And I have to say, as Severin was telling you a minute ago, it's a much more comfortable position to talk to you this year than certainly last year, when we had to report back on an unfortunate series of setbacks in our portfolio and we were announcing the Operational Excellence program for 2011.

I think this year, what the key message is that we'd like to leave with you is that for Pharma, 2011 was really a transition year and we've made enormous progress on what we told you, a year ago, we would actually try to achieve. We've achieved our Operational Excellence savings, almost completed, still a little bit of way to go, but essentially completed. From a sales viewpoint, you will see in a minute, we can say it is a transition year, but there

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

is an acceleration that we can report back and from a portfolio viewpoint, which is the most important part of all, we have made enormous progress and I will cover some examples of this.

If we start with sales, essentially, we grew by about 1%, excluding Tamiflu. As you can see here, we grew by 3% in the United States, declined in Japan and in Europe and grew in the international region. That 1% is not much, but it is very much in line with the global market that grew by 0% to 1%. I would like to remind you [indiscernible] (10:02) many ways of our estimates, the growth of the market. If you look at Pharma, evaluate it, underestimate it, because of exchange rate issues, our best estimate is the market is flat to growing by 1%. So, we are very much in line with this, but certainly not sufficient in our view.

The good news is that quarter four was certainly better. You can see here that Europe is starting to pick up a little bit and pick up is probably not a great word, because we are still declining, but the decline is less than it has been in the previous quarter. So, hopefully, we are starting to leave the austerity measures behind us and also the effect of Avastin breast cancer behind us. You can see here, the U.S. growth was certainly much better and we accelerated in the international region as well for a total growth rate of about 3%. Japan was still impacted by the aftermath of the earthquake and the accident in the nuclear site and we hope 2012 will look certainly better than that.

If you look at it from a product viewpoint, no surprise here. Our growth was driven by Herceptin and MabThera. I'd just like to point out one thing related to Herceptin is this blue color that you see here representing the international region and that gives you a sense of the fact that the emerging markets are starting to represent a pretty substantial part of our total growth for products like Herceptin, for MabThera. For MabThera, to a lesser extent, because the maintenance and the CLL indications are still driving growth in Europe and the U.S., but certainly in the years to come, we expect this blue part to grow even for MabThera.

So, growth is driven by those two products that are experiencing pretty nice growth rates. Lucentis did very well in the United States. I'll come back to this. Actemra is still doing very well. Not surprisingly, of course, but sadly, Avastin declined. You see here a pretty substantial decline in the United States in green at the bottom of the chart. We also experienced patent expiries of Boniva and CellCept and that impacted us, and what's not represented here is the decline of Tamiflu due to the pandemic sales going away.

So, Tamiflu pandemic is hopefully behind us. Avastin, I have to say, the breast cancer issue is hopefully behind us and on a quarter-to-quarter basis, our patient share in breast cancer in the United States is starting to level off and stabilize. So, we expect some growth in 2012 for Avastin on a global basis, driven by the emerging markets, driven by the ovarian indication in Europe and driven by continued growth in colorectal cancer.

What you don't see on this graph is Pegasys. Pegasys was more or less flat in 2011, but in the last part of the year, especially the last quarter, we had growth in particular in the U.S. and we expect that growth to continue in 2012, essentially, as you know, due to the launch of the new oral agents and the combination with Pegasys. I can report that we have in the United States about 90% share with Pegasys now, so we are very happy with the development of this product.

Our P&L resembles very much the corporate, the overall company P&L. As you can see here, profit was essentially driven by cost reductions in cost of sales, in commercial expenses, in R&D as well, minus 2%, more or less flat. And in G&A, the growth you see here is essentially due to the excise tax, which is the charge to G&A. But if you look at pure G&A excluding the excise tax in the U.S., G&A declined by minus 6%. We'll put a substantial effort for the Pharma division throughout 2011 managing our cost base downward.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

If I look at the nine franchises starting with oncology, you've seen a minute ago MabThera and Herceptin growing by 8%, 9%. As I told, you MabThera was driven, by a nutshell. Still, the maintenance is generating substantial growth in Europe in particular, the maintenance indication, CLL as well and very much so the emerging market. And Herceptin is driven a little bit by gastric cancer as a new indication, but very much saw the growth in the international region.

Avastin, minus 7%, nothing special to report here, I've talked about it before. We also saw nice growth for Xeloda in particular in China and some other emerging markets, as well as in the U.S. I must say we were helped here by the fact that there was continued shortages of 5FUs in the U.S. market that helped Xeloda. But by and large in the many countries around the world, China and others, Xeloda did extremely well.

Lucentis grew very nicely. In fact, in the AMD, I think we managed the CATT study much better than we had anticipated, actually. We had an initial negative impact on the patient share in AMD, the patient share of Lucentis. We had a decline in Q2, Q3; and in Q4, we started growing again. Our share in quarter four in AMD was higher than the share in quarter three, essentially because of the way we managed the issue, but also, as you know, there were a number of ocular infections in September, October in the United States that created a pretty substantial upheaval in the marketplace and certainly highlighted to physicians the danger of using Avastin on an off-label basis. And certainly, Lucentis benefited from this.

RVO is continuing to grow and we have filed for DME, as is reported here, and we expect to launch it in the second half of 2012.

ACTEMRA, ACTEMRA is still growing. We are now expecting to get approval for the first line indication in the U.S. We filed for that. We also plan now to file for the subcu formulation. This is very substantial and very significant for ACTEMRA, especially in the United States. As you know, this market is very much influenced by whether you have an IV formulation only or a subcu formulation and we believe subcu will certainly help us a lot. The head-to-head study versus Humira will also be a substantial milestone. And importantly, I have to say we're making substantial progress with ACTEMRA around the world in monotherapy. You know that ACTEMRA has very differentiated data in monotherapy. We have been focusing on that differentiation pretty substantially in the most recent past and making very substantial progress through that.

Now, we're now preparing to launch – well, preparing or have launched already in the U.S., the Zelboraf, but certainly preparing to launch Zelboraf in Europe and around the world. We got approval for Erivedge in the United States two days ago with a very favorable label. I'd like to remind you, we got approval on the back of a Phase II study. That gives you a sense for how substantial the clinical benefit is with Erivedge to convince the authorities to give us approval with those kind of data and we are waiting for the EMA review, hoping that we might get approval, but of course, this is less usual, something not usual at all, I should say, in Europe to get approval with the Phase II data, so probability here is lower.

Very good results so far with Zelboraf in the U.S., I'll come back to this. The sales force is meeting this week. As you can imagine, they're pretty excited launching Erivedge and they will start doing this next week. We're shipping as of today and as of next week, we will be promoting it. And finally we are, we've filed for pertuzumab both in the U.S. and Europe and are expecting approval this year.

This is Zelboraf. I think what is really important to keep in mind here is the formidable synergy that having pharma and diagnostic under the same roof is actually bringing to us. We've been talking to you about personal healthcare and the synergies between the two divisions essentially from a research and development viewpoint until now. And we're now taking this into the field at the commercial level, and the diagnostic team and the pharma team in the U.S. have done a fantastic job launching Zelboraf and our diagnostic test at the same time.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

We've had enormous success penetrating hospitals with that test. I can report that as of today, four months after launch, more than 60% of patients who have melanoma are tested for BRAF mutation and of those who are tested, 50% have a BRAF mutation, as we expected through our clinical program. And of those who have BRAF mutated, as you can see on this graph here, 78% receive BRAF. So, an extremely rapid progression, essentially, because we did extremely well convincing doctors to test for this BRAF mutation through our Pharma organization, of course, but very much through the diagnostic organization in the field as well.

So, something really that if you live it on a daily basis, you'll realize we could only do as effectively as we did because we are part of the same organization in the same roof. And, because Dan and I we get on so well together, that helps.

The second product I'd like to talk about is Erivedge. As I told you a minute ago, everybody is very excited about this one. The pictures you see on the left are pictures that I can present to you, they are variable pictures. They are not very nice, but they are variable picture. And I can tell you, basal-cell carcinoma is the most common skin cancer and advanced cases or metastatic cases of BCC can be absolutely awful.

You can see the impact of Erivedge on this tumor here from the top to the bottom and at the bottom, you only see the scar that is left and the tumor has regressed tremendously. I could have used pictures here of patients who have total deformity on their face or completely disfigured with this tumors. They have no options today and many patients have actually no longer and are no longer candidates for surgery and have no option and Erivedge is bringing an option to these patients who are in need of new solutions.

So, those patients who are either metastatic or alternatively, have an advanced case of basal-cell carcinoma and are no longer candidates for surgery, basically are candidates for Erivedge treatment. There is about 20,000 of those patients we estimate on the European-U.S. basis and those are the patients who would benefit from this product. It's a difficult population to estimate, I must say, because it's not always clear who is a candidate for surgery or not. So this is something that we are refining as we go, but certainly a very exciting product with a great potential.

And the final one I'd like to highlight to you, which we filed and are getting ready to launch later this year is pertuzumab. This is the CLEOPATRA study. Just a few things here. You see the PFS benefit in first-line metastatic is six months.

Now, I think it is important to keep in mind that this is the same kind of benefit that Herceptin showed in the first-line time metastatic setting a few years ago when we introduced it. In the metastatic setting, you typically extend lives, you don't save lives. And then when we brought Herceptin into the adjuvant setting, we saw the results that you all know. And we estimate that in about 10 years, Herceptin has prevented, in only the top five key EU markets, about 28,000 women from developing metastatic breast cancer and essentially saved their lives. You could multiply this by three on the global basis. So it's an enormous impact on patients' lives and pertuzumab will now take this to the next level. So again, we are very excited with those data and we now have a program in the adjuvant setting, of course, in combination with Herceptin.

Let me just say a few words about the emerging markets, and I think it's important to talk about this, because often, people tend to think that because of the nature of our products and their price, we cannot succeed in the emerging markets, because we have too-expensive products. Well, you can see here in the top seven, what we call internally the E7, the emerging 7, the 7 biggest, we are growing by about 13%, 14% a year. That has accelerated in the last two years.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

I can tell you in Brazil, Russia, and China, the three biggest of those, our biggest focus, we are growing much faster than the market. So, we are actually doing extremely well. That proves that our products can be successful in those markets and in all of those markets, those straight-up ones, we are in the top five companies locally. So we have demonstrated our portfolio can do well.

The country here that is still too small in our view is India, and certainly we intend to do much better. We've changed our plans locally and we intend to do much better in the next two to three years in India.

This is a kind of an illustration of what this market looks like, and it varies, of course, from market-to-market, but essentially, you have three segments. You have the typical segment of drugs that are paid by the public payers. You have a small emerging private insurance segment, similar to what we see here in the U.S., but much smaller, of course, and you have a typically large out-of-pocket segment.

In India and China, the out-of-pocket segment is extremely large. Patients tend to pay their drug out of pocket and in some other countries, we have a larger public segment, like we have in Europe. And so those three segments vary country-by-country. What we are trying to do is increase our penetration in the public segment. We are trying to support the creation of a private insurance market in China, for instance, in Russia.

In China, in particular, we've made good progress. 1.4 million policies were issued in China for catastrophic diseases, in particular, cancer. And we have been working extremely hard to try and boost that further. And finally, we are trying to reduce the out-of-pocket segment, but also in that out-of-pocket segment, we are trying to be flexible to adapt our pricing structure and grow our volume.

So, I'll give you a few examples of what we're trying to do across these market segments. The first example of what we're trying to do and maybe before I do this, let me just tell you that it can be confusing when you look at it from the outside, because there's no one thing we are doing. It's not the United States market, where you will have one strategy and you implement it everywhere. The world outside Europe and U.S. is extremely fragmented. Every country is different. So essentially, our strategy is to be flexible and adaptable and do what's right for a given market to increase access to our medicines.

So, an example of this is a patient assistance program in China, where we essentially charge for the first five months of treatment of Herceptin. The rest of the treatment is given free of charge. Another example is, we introduce sometimes second brands in countries where it's possible and it's not possible everywhere. But in some countries, we can introduce a second brand at a lower price point to address the public market. So, we have Herceptin, for instance, in the private market and the out-of-pocket market, and a second brand at a lower price point to sell to the government, the public market.

And finally we have a series of other things, which are called tailored models here. One new example I can give you, for instance, in the Philippines, Morocco and other countries, we actually charge people on the basis of their income level, so have an income-tested pricing structure. So, we have mechanisms in place to test income and charge people according to how much money they can pay.

So, in China, this assistance program basically gives that. We introduced it in August and you can see here a substantial increase in patient numbers. You might think, okay, well, that's great. You're giving half of the treatment away. So, you're going to lose half of your sales. The answer to this is, no, because in fact, most patients pay out of pocket and most patients were only able to pay the first five or six months of treatment.

So, essentially what we're doing is giving them a chance to be treated properly and they pay the first five or six months out of their own pocket. The rest of the treatment is given free of charge. They are treated properly, which

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

is really the right thing to do, but also, physicians are less reluctant to start a patient, because if you're a physician, you think, they're going to pay for four or five months and then run out of money. Essentially, I'm going to get them bankrupt and not help them a lot from a medical viewpoint, so I'd rather not start them on Herceptin. So, now that they known that the patient can go the full course, they are less reluctant to start them and initiate Herceptin charges.

This is as small example in Egypt, where we introduced a second brand of Pegasys called Pegferon here to sell to the government. You might know that in Egypt, hepatitis is an enormous problem and in the private market, we are only able to treat a limited number of patients. Introducing the second one at a much lower price point and selling it to the government has allowed us to increase substantially the number of patients treated and, of course, the volume sold.

Let me close with this picture here. I won't go through every single project, but I just want to leave you with this message that 2012 is going to be another pretty busy year for us from a portfolio viewpoint, and I hope, a good year. We started well. We have the TML study for Avastin mCRC is positive, so it's very exciting and it will be a challenge for Avastin, pretty big challenge, I believe, over time.

Erivedge got approved in the U.S. and you see here, we have a large number of news that will come out for the year. T-DM1, let me just mention only a couple. T-DM1 will, I think, be very substantial. Herceptin and MabThera and Actemra subcu will also be very substantial news, and you see in 2013 dalcetrapib, GA101, [ph] butaperazine (29:29), so a pretty hazy news flow from a portfolio viewpoint. Hopefully, you'll agree with me, we are starting to turn the corner going through this transition year in 2011. The pipeline is gaining momentum and hopefully, sales look a little bit better also in 2012 compared to what we experienced in 2011. Thank you very much and I will hand over to Dan.
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Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG

So, thank you very much, ladies and gentlemen. Most of you know I don't do well behind a podium, so, I'm going to come down here where I can move a little bit more and it's a Friday afternoon, so I want to engage you in the diagnostics session. A couple of things I want to cover here today with you. First of all, the 2011 performance. I'd to dig a little bit deeper into the Illumina transaction that Severin had introduced to us here and then end with some of what we expect to do in 2012 as well.

So across our five businesses, we grew faster than the marketplace again in 2011. And the two businesses that we're most behind the drivers for that growth were the Professional Diagnostics, our largest business and then Tissue Diagnostics at the Ventana organization we acquired back in 2007 that is now fully integrated and really driving this potential throughout the world.

We also made some really good progress on the profitability front as well. We grew our operating profit margin by 14% last year to 22.4%, which puts us, in my estimation, given the mix of our business, really at the top of our industry league, and I think that's appropriate for the world leader in diagnostics.

We did that through a number of things. Product mix, the new products we're driving out there, enjoying higher gross margins. We did it through cost efficiency measures. We now have a couple of year track record to making sure our cost of sales line is kept in check with sales and we continue to invest in the business, as you see on the M&D and R&D line, which is very important to continue to retain our leadership position out there. Some of that M&D, R&D line was also driven by the three acquisitions that we did last year as well.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

So, just to give a little perspective on our ability as the number one company in diagnostics to continually grow faster than the marketplace, you'll see the market from 2010 to 2011 did come down a bit, I think particularly from the economic situation. We continued to maintain a distance to the market. Our share is 20%. The next company is 12%. So the model that we have, which is a very large installed base, present in more than 130 countries with the broadest array of technologies, which allows us to really be the best provider to our customer base, is really driving this above-market growth. And last year alone, we launched 60 instruments or assays onto our large installed base out there to continue to drive our competitive advantages in the marketplace.

Now, regionally, the growth plays out like this. We grew faster than the market in all regions. You'll see the different dynamics going between the different regions. In North America, we actually had a 4% growth. As you'll see, our Diabetes Care franchise declined by 4% and the remaining part of our business grew by 7%. We now have new products in the Diabetes Care that are beginning to be launched, which, I think, will begin to address that decline in the Diabetes Care market. But the really good signal is when you look at United States, for instance, in our Professional Diagnostics business, it grew by 9% last year, significantly better than the market and making a difference in our largest business, Professional Diagnostics.

Europe was obviously affected by a lot of the austerity programs, but still at 3% growth and 50% of overall turnover, contributed a great deal on the absolute growth side. And then finally, Japan. I hope the most difficult year that Japan sees for quite some time. In a flat market, growing at 6%, I really give my colleagues in Japan, a great deal of tribute.

Now, in the Latin-America and Asia-Pacific markets, obviously, very, very fast growth, and to dig down a little bit into Asia-Pacific, that 17% growth is off the back of being the number one company in Asia-Pacific with a 23% market share. And then just looking at China, which is our fifth largest country today and continuing to grow significantly, you see a 36% CAGR growth, double the market growth rate for the past five years. And I think we are just still beginning to really penetrate the extent of the market.

We intend to really expand our presence now to many cities outside the major cities, to these small cities that just have 1 million people in Japan, of which there's 150 that we can continue to penetrate into the many years to come. So, a competitive environment, but one in where our instrumentation, particularly with the infrastructure spend on new labs and hospitals, is feeding well into that investment level.

So, as I said, all five businesses gave us growth. Last year, we had Professional Diagnostics. The Immunoassay portion of that business is now a CHF 2 billion business that's growing at a CAGR of 13% over the past 10 years and it continues to be an area where we innovate and provide new medical value products onto tens of thousands of instruments out there. So 9%, well ahead of the marketplace.

Diabetes Care, more affected by the economy with the consumer involvement there growing at 2% and as I'll speak about, a new launch in the United States. Molecular Diagnostics were the clear leader. We launched HPV in the United States. We're getting some good momentum there. We have a physician sales force that's calling on OB-GYNs with the story and message around HPV 16 and 18, which is really getting a good pickup and we launched three new companion diagnostics, which I'll touch on.

Applied Science was clearly affected by the softness in the research market and also some one-time effects we had between 2010 and 2011. And then finally, Tissue Diagnostics growing at 15%. This will be important when I come back to Illumina, because outside the United States, Tissue Diagnostics is growing above 20%, in many markets, close to 30%, which talks about being able to tap into the potential in the Roche global infrastructure.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

So as I said, after five years, really, of no new product launches in the United States in Diabetes Care, we've broken through with our new chemistry. We're beginning to now have the new products come through, with the Nano being approved in January of this year and of course, we have many other products we'll be filing to drive the same products that are growing outside the United States in the number one Diabetes Care markets in the world as well.

Pascal mentioned the launch on BRAF. I won't go into that more. I do agree we get along, but more importantly, our people get along and drive the success of that franchise in BRAF. And relative to EGFR and KRAS, we also rolled those out and EGFR is being used in conjunction with Tarceva ex-U.S. in first line therapy as well. So, last year, we had 160 collaborations within the Roche Group6 This year, we have more than 200 and the momentum in terms of the number of meaningful genetic companion diagnostics coming to the marketplace is really picking up. And this will also be important when I come back to the concept of sequencing in terms of looking at multiple mutations across a particular tumor type.

And then we had three acquisitions for the year in Diagnostics, two in our largest business, one a front-end automation, PVC, a company in Germany; another one, a platelet coagulation function testing company and then finally, the second of two acquisitions we've now done with Ventana Tissue Diagnostics, investing in that technology.

We have P16, which is a really interesting biomarker that allows in the high sensitivity and specificity that, combined with our molecular test for screening, allows us to really change the way cervical cancer is both screened, but also diagnosed and monitored, essentially in the future, in my opinion, replacing the Pap Smear test. And it also shows the strength of being in multiple technologies, having two businesses coming together for one disease state to change the course of therapy of a disease.

So I'd like to touch base on the Illumina acquisition. We're very enthusiastic about this. We think it fits extremely well into the leading model of Roche Diagnostics, and most of you may be familiar with Illumina, but just to remind you, it is the world's leading company today in sequencing and microarrays. It is in the research base today. It's close to $1 billion in turnover in those two technologies and it's based in San Diego. It's had a very good track record of success, good sales, good profit, good cash flow generation, and would be accretive to our margins from day one as well.

The other thing I would mention to you is that it is really focused on the research and academic market today. 80% of the turnover comes from that, most of it from the largest genome centers around the world. And it's also heavily focused in the U.S. marketplace, which has some similarities to what Ventana was when we first began working with them as well.

So, the rationale for acquisition is really fourfold. The first one is, the market is attractive. We want to increase our participation in this market, first in the research field and then in the mid to longer-term, in the routine clinical regulated IVD diagnostics marketplace. We think there's potential for expansion significantly in both of those and we believe the market will grow from around $1 billion in 2010 to more than $2 billion in 2015. And driving that growth is the fact that that technology is now at a price point, a throughput and a workflow point that allows it to dig deeper into the research setting and also be the right technology to go into the IVD setting in the future.

It also strengthens our portfolio significantly. So we also have sequencing and array businesses, but just to give you one example of why they are complementary within those businesses, we have a long read technology. Illumina has a short read technology, and they do different things depending on to what you're looking for in terms of the genome. So, they are complementary from the standpoint of those technologies. And they also are

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

complementary in terms of what we're looking at with the combination of sequencing, with Tissue Diagnostics, with our Molecular Diagnostics and eventually with our Immunoassay business.

We think there's tremendous potential to unlock this business with the two companies together with our large commercial presence. One way to unlock it is through of course geographic presence, so take it from a mostly U.S. based company. Particularly now that it's ready to go into small and medium sized research labs, we have a sales force to calls on those customers that could immediately take the products and be able to penetrate this deeper into the research-based field. And then secondly, when it's ready for the IVD diagnostics area, we have a very large commercial presence out there to drive that commercially into those fields as well.

And then finally, the entry into FDA. I mean, Pascal spoke about the advances of our portfolio. Clearly, other companies have portfolios, but more and more, we have an ability to do something with the known genetic mutations. And then I put the emphasis on do something, because it has to be actual information, but I think there will be a tremendous draw into the clinic setting. Today, we know that major cancer centers around the world, several here in New York, are already doing a certain type of sequencing. They are usually looking at between 50 mutations and 200 mutations for some patients in some disease states upon entry in clinical diagnosis for cancer, just to use one therapeutic area.

We believe that momentum that is already being demanded by the marketplace is going to increase and we also think we're in the best position to tackle the hurdles of what it takes to get a research technology into the clinical setting. It's not an easy task. It takes quite a bit. We know. We've had more than 30 years of experience of taking products from the research setting into the clinical diagnostics. The regulatory hurdles are high. The development experience you have to have, the GMP manufacturing, all those things lead us to believe that combined, Illumina and Roche are much better off in terms of accelerating this into the marketplace and driving that.

Clearly, there are risks associated with the market and I believe that Roche's research funding is the concept of new technologies coming out and the hurdles to FDA approval. That's why we feel that the two companies combined are in the best position to be able to manage those risks and take advantage of the opportunities moving forward.

The last thing I'd say on Illumina is just that we collectively have tremendous respect to the organization, for the management, for the employees there. That's why we've contemplated the fact that upon successful completion of an acquisition scenario, we would combine our two businesses, our two Life Sciences business, our Life Sciences business with Illumina and we would headquarter that out of San Diego.

I think it's quite important that we headquarter it out of the largest portion of our new business and also, I think, sends a signal to the employees and management of Illumina that we're very serious, as we have been with Ventana and others, about retaining the culture, retaining the innovative spirit and investing in this business for the future.

With that, I just have really one slide to end on, which is, we plan to launch another 40 instruments and assays in 2012. 16 of them, we're going to monitor with all of you on this slide to make sure that we're keeping track of it. We have two already in the month of January that we've had approved, the one I already mentioned in Diabetes Care, and we just recently got this week the approval for CT/NG on our Molecular Diagnostics platform in the United States, which is quite important, because it's a menu expansion for our HPV platform as well in the U.S. marketplace. And again, we stand committed to deliver an above market growth for 2012.

So, thanks a lot for your attention1 With that, I'll turn it over to Alan to cover the financials.
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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG

Thanks, Dan. Yeah, great pleasure to be here. Wonderful opportunity, I think, on a Friday afternoon. Let me make a couple of comments on the financials. When we look at the financial performance 2011, you see the highlights. Core EPS went up by 11% and two major drivers and one is the core operating profit that we have seen was about 6%, but the other point is the financial results. So, deleveraging pays off and is an element of the core EPS growth momentum that we're having.

Operational Excellence, mentioned a couple of times today, drove certainly the savings in the P&L and I will dig into that in a second. We see also the strong operating cash flow that the company has, and we will outline that, because it is instrumental and very important that we have financial flexibility. And why is that so important? You look at the last point with the dividend and because we are very committed and to be very clear here, the Illumina transaction is not going to affect our attractive dividend policy negatively. And what that means and I will give you a couple of comments later on just to describe our understanding here.

And this is kind of a summary of all these things that I have mentioned and when you go through it, you see, on one hand, the sales and I think the sales have been described. I think plus 1% is certainly not an outstanding sales growth for us. And you've seen that the guidance for 2012 is higher. So, look, we achieved a core EPS growth of 11%. And as I've said, there are two elements to mention, the core operating profit growth of 6% and then certainly, you see the core net financial income, which went down as a negative effect quite significantly and helped us to create momentum, which led us to a core net income of plus 11%, which then shows in the core EPS.

Perhaps even more importantly, the operating free cash flow, which went up by 14%, I will show the margin later on, and also the free cash flow, which amount in extra currency CHF 3.9 billion. When you look at the P&L, certainly, Operational Excellence paid off and you see it also in the numbers. When you look at the cost of sales in M&D and also in R&D, I think it is clearly reflected. G&A, it's a little bit confusing, going up by 6%, but as Pascal mentioned, here is the U.S. excise tax incorporated. So, let's say, in fact, the healthcare impact or healthcare reform impact that we have in that line, when you extract that and it accounts for CHF 149 million, in US$168 million, then you'd see G&A went down by minus 3%.

Operational Excellence, what does that mean for us in the year 2011? And you see the headwinds that we have had. You see on the left side, the core operating profit in 2010, on the right hand side, the gray bar is the core operating profit in 2011 at constant exchange rate of 2010 and you see really the headwind, the CHF 609 million coming from the austerity measures and the price cuts in Japan.

You see the CHF 1.1 billion that we went down due to Tamiflu, as mentioned, roughly minus CHF 500 million Avastin, Pascal talked about that, and other products which went out of patent. And then you see the growth that we have had of the underlying business, the profit growth that we have had in the underlying business. And then you see what the cost savings meant to us, because we were able to grow the core operating profit by roughly CHF 1 billion, even a little bit more in constant exchange rates.

When we look at Operational Excellence, people sometimes ask, where do I really find these savings and how is that tangible, these savings? Because certainly, as I've showed, things go up and down in our P&L, and the bridge shows you a little bit what the program meant, but I think what is very tangible is the head count reduction. And, we have planned for the program a total head count reduction of 4,800 people. And look what we have achieved until the end of 2011, 3,850 people left the company and 690 have been notified. So, at the moment, we are at roughly 4,500 people and the program is not over, as you know. There are still CHF 600 million to deliver in the

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

course of 2012 and certainly, the number of 4,800 seems to be a pretty good estimate and something we were going for.

When you look at the head count development overall, you might ask yourself, okay, how is that going together, because the net reduction is roughly 2,000 people. And you see where we have ramped up people, really in the area where it counts. You see it in Pharma China and Pascal talked about it. I think the ramp up of 770 people in this region makes a lot of sense and will bring up a lot of sales and good profits. And the other point is Diagnostics, and Dan presented the growth momentum that we have in this division, which is outstanding. So we added 1,500 people and 300 out of these 1,500 people come from the acquisition Dan has talked about.

The margin. The margin went up to roughly 36% for the group in total and then you see the Pharma division, which is at 40.9%. And let me mention here because we have heard that some people are a little bit concerned about the growth momentum of the margin in Pharma in the second half. And admittedly here, an element comes in which we would like to mention and that comes from Chugai, because Chugai grew in case of merging quite significantly the first half of the year and came down quite significantly with the margins in the second half. And the reason for that is quite evident, the earthquake.

The earthquake happened in March and Chugai enjoyed quite some pre-stocking in March and that certainly brought the profits up and the margins up in the first half, and then due to supply challenges, the margin went down in the second half.

And all in the margin for Chugai was 22% roughly in the first half and 16% in the second half. And when you compare that with 2010, 2010, the development was exactly the other way around for the two halves of this year.

Diagnostics, as Dan said, 22.4%, at the top of the gang, and a nice improvement and with the growth momentum, I think that comes well together that we are also able with the growth momentum to bring the margin up.

The operating free cash flow, I mentioned that a couple of times and really, my presentation is pretty much about the financial flexibility, because we got a lot of questions about what does the Illumina transaction really means to our financials? And you see one thing here, that the operating free cash flow went up quite significantly by 14% and the margin now is 32.3%, which I think is quite remarkable.

What is perhaps even more remarkable is really the trend that we're having overall and you see the use of our cash that we generate and what we do with the free cash flow. You see on one hand, we have the dividend, certainly always related to the previous year, which was then paid out in the year 2010 and you see the CHF 4.7 billion free cash flow that we have generated in the year 2010.

And then you look at the year 2011, operating free cash flow went up by 14% and the free cash flow even went up to CHF 5.7 billion in constant exchange rates. When you look at the actuals, you will find the CHF 3.9 billion. Here, this is at constant currencies 2010. But you see very, very clearly how we move and that there is a lot of room for flexibility.

I talked a lot about the financing cost and the financial income, that the financial result in fact has also driven quite significant core EPS growth and this is what you see here on this slide. You see the nice development that we have had in the financial result and you see also how we brought debt down over time and this is quite significantly and I will dig into that in a second.

Yeah, the payout, and the dividend and the payout ratio, and while we have heard some comments about that, but give us some credit. When you look at the year 2008 and the payout ratio of 44% and when you now look at 2011

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

with the payout ratio of 55%, I think these are quite significant steps the company has taken. And therefore, the increase of 6.8%, you could argue it's just the 3% increase, but when you really look at the payout ratio, you see what it means to the company.

With that, let make me a couple of comments about financial flexibility and where we're going with the use of cash. First of all, I've talked about the debt reduction capability of Roche already. We thought it might make sense to put that even a little bit more to the point and here, you see overall the debt, the incremental debt which was triggered by the acquisition of Genentech and that was overall CHF 48 billion.

And of this CHF 48 billion, 42% are paid down already and that equals CHF 20 billion. CHF 20 billion are paid down already, CHF 4.5 billion alone in the year 2011. And you see roughly CHF 28 billion are with us still at the exchange rates of 2009. When you now look into the balance sheet, you will find CHF 26.7 billion. Well, the difference is really just the exchange rate. You see also the early buybacks that we have done, all with a positive NPV, as you can imagine, and that really brought negative to the financial results CHF 172 million when you compare that with 2010 and with a negative number of CHF 255 million. But it was also an element which helped us in the financial results in the course of 2011.

When we look overall, then, let me stipulate that we have the highest leverage in the industry, at least when it comes to Big Pharma. And we have done here really a comparison and a benchmarking. Admittedly, this is 2010 numbers and we will update that when we have all the final numbers also of our competitors together, but you see, we came for the leverage, net debt on total assets in 2010 of 31% and went to 25%.

The benchmarking showed us that going forward, to be net cash positive, if you like, as a capital structure target is perhaps not a very reasonable one. We love that target still, because there is a commitment for efficiency and for generating a lot of cash flow, which I think is a very good target to have. On the other hand, you can argue about the capital cost of Roche and we looked at this and we agreed that being between 0% and 15% net debt on total assets might be a good range to be at, and we are still far away from that. And certainly, a potential transaction with Illumina will increase our debt quite significantly once again, and the whole deleveraging process is going to start again.

Well, I think talking about the balance sheet to a large extent, look at our cash and the marketable securities that we have on hand, roughly CHF 11 billion, not a major change to 2010 and look also at the equity ratio. Some of you might remember how the equity looked like after the Genentech transaction. We're back now to 24% equity ratio in 2011.

Net working capital, and Severin mentioned it at the beginning. Well, our cash is important to us and so we had to take a look at the trade receivables. And when you look at the group receivables, the first point, group receivables increased by 6% and – from CHF 10.1 billion to CHF 10.6 billion and when you look at our sales growth, you would argue, well, there is a little bit to do and you're right. I think that's something we have to address.

The good message is when you look at the receivables in Southern Europe and you might remember, when you look at the media that we have been a frontrunner addressing that issue and also implementing measures in Southern Europe, well, I think because the crisis is the critical factor and which we have taken care of that. Then you see that the receivables in Southern Europe went down by 4%.

Admittedly, the Greek bonds that we got from Greece and that we showed in the year 2011 helped to drive that development. But what we would like to bring across here is this issue is well addressed in the company. We work on this consistently and we have really addressed all the customers really to increase the cash generation coming from the receivables side. And like I say, in Greece in the last month, we had higher cash [ph] incentive (57:04).

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Illumina transaction, I think, in fact, Dan has said most of it. When you look at our offer, which is published now, I think you are familiar with the $44.50 per share and the total consideration of $5.7 billion. We have started. We have a tender offer process. Illumina has to respond in 10 business days and we also started the proxy process, so that's done and you will find that in all the documents that we have published.

Well, the outlook. Well, this is a little bit of good housekeeping, because you have seen the impact that we have had from the Swiss franc and from the strengthening of the Swiss franc in 2011, which was very, very significant. It is just accounting, but nevertheless, I think, crucial to understand our number.

This is a projection for 2012, if all currencies remain stable in the course of 2012, stable starting with the end of 2011. And you see it could be a relatively calm year in that regard, but let's see how it turns out. The priorities for 2012 go on. Improving the efficiency, I think Operational Excellence is still running, the last CHF 600 million will be quite an uphill battle, because, well, at the beginning you have the low-hanging fruit and the more you get going, the tougher it gets. So, I think we have committed and we're confident that we can get the savings, but I think it's quite an effort. And the other point is the continued focus on the productivity improvement and certainly, as said, on the net working capital.

I think I don't have to talk about the pipeline. This is crucial and drives our business and I think this is really the basis of everything we're doing. The outlook for 2012, Severin went through it. I think once again, when it comes to the dividend outlook, it is very clear and we're committed that Illumina and the Illumina transaction is not going to hit our attractive dividend policy negatively. And with that, thanks a lot for your attention.
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Severin Schwan
Chief Executive Officer, Roche Holding AG

Alan, thank you very much. With this we start the Q&A session here in the Planum (59:26). We have approximately 40 minutes to go here in the Planum before we split into the breakout sessions. Can I have the first question, please? Do we have a question? Yes, please, here in the middle.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

QUESTION  AND ANSWER SECTION
Q
Hello, my question is about the Illumina acquisition. I guess, on a strategic standpoint what would you say about the opportunity of acquiring a company, essentially doubling your Applied Science division, which has, as I could see among all of your divisions, the lowest margins? And also this acquisition that you proposed was, in my opinion, fairly high multiples of, for instance, or earnings by 30 or about. So, what would you say about that, please?
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Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Certainly, I would reiterate that the offer which we have made for Illumina is a very attractive offer. It is a compelling offer which represents full and fair value, which creates value for both companies and of course, reflects the synergies we can achieve by combining the two businesses, as Dan has laid out in terms of our global footprint, in terms of our capabilities we can bring in by transitioning this business from the research setting into the routine clinical setting.

As far as the business as such is concerned, we feel this is a very attractive business and it's a very attractive business segment. As you have seen, Illumina has solid margins, it generates cash flows. It is a $1 billion business already today and we expect this market to grow over the future. It's full and fair, but it is attractive, I believe, for both shareholders, the shareholders of Illumina and the shareholders of Roche. Dan, do you want to add something?
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Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG
A
I wanted to add to that a little bit. I would just comment on the important of the Life Sciences business to the fundamentals of what we do. First of all, you mentioned the margins. I mean, I think what I showed up here was a slight decline in 2010 revenue sales to 2011. And the other thing about this business is it's very fast moving. I mean, if you looked at the history of Applied Science over the course of the past five years, we had very fast growth years and we had some slower growth years, because the technology changes very rapidly in this segment.

It's a very attractive business on its own and it's also a very attractive business in terms of our model, because many of the new technologies go from the research setting into the diagnostics setting. So, above and beyond its attractiveness. It's also a very important strategic business for us. It's allowed us to be first entry in the many diagnostics marketplaces. It's allowed us to strengthen our diagnostics footprint around the world. It's allowed us to have the largest number of technologies with our IBB customers. So, we look at it both as an important standalone business and an important standalone business and an important business for our totality in Diagnostics.
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Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Thank you, Dan. Can we have the next question, please? Yes, in the back, if we can have the mic, please? Thank you.
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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Q
Thanks. I had a question about Pascal's comments about the austerity programs being behind you in Pharma. I just wanted to make sure I understood that your positioning of that is that the austerity effects will be less than they were last year, even in light of some of the new German reimbursement changes that have come onboard?
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Severin Schwan
Chief Executive Officer, Roche Holding AG

Pascal, do you want to take this question?

A
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Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG
A
Yeah, I guess you said experience. I'm not sure I captured this, so tell me if I don't answer exactly your question. I think you are talking about austerity measures in Europe and what we see moving forward? What I was trying to say is that 2011 was a pretty tough year in Europe from the point of view of price reductions across the world, across the industry, et cetera, et cetera.

I think at least for our part of the business, because I was not talking on behalf of the industry, I think for our type of products, we will hopefully return, I believe, to a more standard, if I might call it this way, a normal kind of momentum where we get some price reductions, but they are not as volatile on us, not as much as we have experienced in 2011.

I think what you will see and for instance, you see it in Italy, you are going to see it in France and other markets, the government is not going to impose on pharmacists, for instance, like they do in Italy, to dispense the lowest possible medicine or generic. In the U.S., that's what happens all the time. In Italy you can still sell branded generics at a higher price. So, this is going to go and then, of course, in this segment there will be price reductions. We will hopefully experience lower price reductions.

I think our biggest constraint for our business in Europe is going to be utilization control. We have had some of this. We'll continue to have some of this. We have payers who want to pay only for drugs and indications where value is demonstrated and so we've lost quite a bit of off-label use in Europe over the last 12 to 18 months, not that we were promoting it. Of course, we were not, but physicians in oncology go to the ASCO. And as you know and they were using our drugs in a number of indications, which they can't do anymore, because that has been stopped. So, we've lost some of this and hopefully, Europe looks a little bit more stable for us moving forward, but still, a very challenging market. I think we have to expect the whole market to be flat to declining in Europe in this year.
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Q
And just going back to Germany, is there anything-?
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Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG
A
Germany, I think what you see is increasing focus again on payers demanding value for money. But what you see is really an increasing influence of IQWiG in particular and the whole process of establishing value for money. So, you're seeing some companies withdraw their applications in the last few months, because they thought they were

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

not going to get the right pricing in Germany compared to other European markets, because IQWiG and the government were actually looking at benchmark products – comparative products that were low-priced generics. So, we're going to see more and more of this and we'll see challenges to get reimbursement for new products, for sure. I don't expect substantial price reductions in 2012, as I can see today for our products.
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Severin Schwan
Chief Executive Officer, Roche Holding AG
A
I have to add on that, really here, we come to a fundamental question in terms of which strategic direction we are taking. I mean, there is just no doubt that price pressures will continue not only in Europe, across the world, also in emerging markets. There's no doubt that governments somehow have to fix their household deficits and we strongly believe that especially in such times, you need to demonstrate value.

And the only way how you can provide medical value over time is by innovation, by providing truly differentiated medicines which prolong the life and which improves the quality of the life. So, I do believe as the environment is getting tougher, as budgets are getting tighter, even more so, our strategy, our focused research science-driven strategy which goes for differentiated solutions will pay off.

There is companies who are in this middle between generics on the one hand and innovative products on the other hand. My prediction is they will disappear. People will simply not pay for marginally differentiated products. We will see a segmentation in the market of generic players, of course, there will be demand for that, there's no doubt, probably a few who have the economies upscale to be really competitive. And you will see a number of big players and smaller players in the truly innovative field. But with the pressure increasing, this field in the middle, which used to be pretty big, I think will disappear over time.

If you can have the question here in the middle, please? Yes.
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Q
Thank you. I've got two questions. First, following up on what you just mentioned, brings up the theme of biosimilars. I know you've got a relationship with Lonza. But perhaps you could speak to the opportunities and threats to your business relative to biosimilars and if all of your biosimilar effort is sort of in the Lonza basket? And then the second question on the diabetes, with the Solo insulin pump, wondering what the gating factor is in having that introduced into the U.S. market?
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Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Okay, but if I can take your first question on the biosimilars, we don't have any specific relationship with Lonza. They are a supplier for certain ingredients, as they are for many other players in the pharmaceutical industry, but we don't have a specific relationship with them in terms of biosimilars, simply because we are not going into biosimilars. We have clearly stated that our policy is a continuous focus on our innovative medicines.

However, what we have also said is the dynamics in biosimilars will be different and therefore, we feel confident that we can compete with our own product, even when patents will come off, in particular, of course, for Herceptin and MabThera in 2014, 2015 in Europe. As you know, in the U.S., patents are only expiring at the end of this decade.

Now, what is our strategy here? Clearly, our fundamental strategy and there's no difference between biosimilars and generics, is a focus on innovation, on introducing the next standard of care. This is why pertuzumab has been

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

so important and why CLEOPATRA was probably the most important or one of the most important trial read-outs in 2011, because it allows us to move to the standard of care in this case to a positive breast cancer setting. And that is what we are going to do for all of our other franchises. Perhaps for the Diabetes Care question, Dan, if you could take that?
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Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG
A
Sure, just briefly. So, the Solo patch pump is right now in the process of being ramped up in terms of manufacturing. When we purchased Medingo, it was really a manual manufacturing. We're moving it into a highly automated large scale manufacturing process. We expect to launch it in Europe this year and some markets and then be filing it for the U.S. market later this year as well, when it's ready to be filed on the ramped-up basis.
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Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you. We had a question on that side. Please stay in the middle. Yes, please.
A
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Q
Hi, thanks for taking the question. Just two quick ones on your Illumina offer. Have you spoken – a lot of shareholders of Illumina have bought shares for prices greater than where the shares are trading now. Have you had conservations with shareholders and can you describe how those conversations have gone, in order to have confidence in the $44.50 offer? And then what'd be different about this situation than your previous takeovers of Ventana and Genentech that give us confidence that you not going to increase your offer?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
All right. Again, the confidence you should have is that it is attractive, that it is compelling, that it represents full and fair value to Illumina shareholders. We would not comment on specific conversations with shareholders.

I think we had a question here. On that side, is there any question here? Here in the middle, please.
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Q
On the dividend payout ratio, you've had a change in the way you view debt. Apparently now, you're comfortable keeping a certain amount of debt, rather than moving to a net cash position. Given the fact you don't have the option of returning cash to shareholders via share buybacks and you've got a notion of how much you need to spend to run the business, how should we think about the dividend payout ratio? And now that you've caught up largely, can you go higher from here? What would the sustainable level be for the business?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Right. We wouldn't give specific guidance on the payout ratio, but I guess I'm repeating myself. What you should be confident about and this is what we reiterated over the last two days is that in spite of the Illumina transaction, I think that was a concern in the community, in spite of the Illumina transaction, we will speak to our attractive dividend policies. You can fully rely on that. And as far as Illumina is concerned, a transaction of this size, we feel very confident to finance at attractive conditions without jeopardizing the way we have taken in terms of dividend.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Yes, please. Can we have the question here and then – if we start with you and I'll get to you next.
...

Q
Deal with complicated science. You have many, many products, you sell products in many countries. You deal with lots of regulators. The question is, and there can only be one CEO, the question is, when does the complexity of the organization and the tasks that it sets itself become self-defeating?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
You see, that is an interesting question you ask here, because I keep saying that this complexity, the complexity on the scientific front and the complexity on the regulatory front is probably our biggest competitive advantage. If it was so easy, if everybody could do it, I think we wouldn't have the advantages we have, due to the size of our organization, due to the global reach of our organization and due to the know-how we have in our organization.

And of course, one of the core strategic thrusts we have is that as we better and better understand the complexity of diseases, this notion of combining the strength of Pharma and Diagnostics will get more important. And we believe by having those capabilities in-house, we have a cutting-edge especially on the early part of the value chain in research and early development, because we can freely work together. We can just focus on the science itself.

Our scientists from pharma and research can come together and they can try together to master the complexity of science. We do not have to worry about an additional complexity many of our peers have and that is setting up complicated contractual relationships to protect their know-how, to protect their IP, to protect confidential data at a very early stage. So, I believe actually the complexity which you described absolutely accurately, complexity is, if anything, only increasing. I think this is actually a strategic advantage we can build on.
...

Q
Thank you.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

We have a question in the next row, please? Thank you.
A
...

Q
Thanks for taking my question. Given how rapid the product cycles are in the Illumina business, how much consideration are you giving to the ability of the Illumina organization to continue its technology leadership? Or are you giving any consideration at all in the offer?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Giving any consideration? I [ph] couldn't clearly (1:17:13)...
A
...

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Q
Or how much consideration are you giving to the ability of the organization at Illumina to continue its technology leadership?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
We have a lot of respect for Illumina. The management and the employees of Illumina have an extraordinary track record in building this leading position in sequencing. They have over and over again proven their capabilities, also their capabilities to progress the technology in a fast-changing environment. So, for us, it is very important that we can integrate the capabilities of both Roche and Illumina and for us, it's very important to signal to the employees of Illumina that we count on them when we combine the two organizations. That is also the very reason why we have already announced at this early stage that our intention is to consolidate our headquarters for the Life Science business in San Diego at Illumina.

Thank you. Are there any additional questions? Yes, in the back, please.
...

Q
A question for Pascal. Just, you were talking about a change in tactics for the Indian market. I was just wondering if you could maybe outline some of the different approaches you're going to use in that market?
...

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG
A
Yeah, thank you. The Indian market is a very interesting market, it's, of course, big. It's a growing economy. It's a big country. The problem in India is the pricing and of course, the population cannot access medicines very easily. Our business has been very successful, but too small and the problem is, we can't scale it up. We can't scale it up, because it would be too complicated to detail it here, but we rely on a number of issues regarding import duties, et cetera, that limits the volume overall. So, we need – and also our prices are [ph] probably (1:19:18) too high for the Indian market. So, we need to change the model.

And what we're going to do is we've entered into a partnership with a local organization. We are going to do late-stage manufacturing locally and we'll adjust our price very substantially, and we're going to do this through a different brand, so that we don't have to cope with exports from India to the Middle East, et cetera, like you often see. And so, our intent is really to locally manufacture and adjust the price, which we believe will give us access to the public market and we have good indication that will be the case.

We would also increase our penetration in the so-called out-of-pocket market and we will expand our commercial investment. So, we've been working on this over the last 12 months. The local manufacturing, as you can imagine, is a pretty big effort. So, we have a team of people there that have been working there for the last few months, and then the plan is really to expand the volume very substantially and there is a lot of room for that.
...

Q
Can you say who your local partner is?
...

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

A
Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG
Yeah, sorry. This is a company called [ph] MQO (1:20:36). locally in India.
...

Q
Sorry?
...

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG

[ph] MQO (1:20:39).

A
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you. Do we have other questions?
A
...
A

Over here, too.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Yes, please.
A
...
Q
Please explain to me [audio gap] (1:20:54).
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Perhaps I give you the first answer and then please, Dan, if you could comment on this question as well. There is a big difference between Pharma and Diagnostics. If you're on the Pharma side and you need a certain technology, say, sequencing to do your research, then you buy in any technology which is out there in the market and the technology which best suits you to do your research. So, you don't own, from a pharma point of view, you don't need to own the technology, you just need access to it. And given the competitive landscape out there, there is certainly no need for exclusive access from a pharma point of view.

Now, if you are in diagnostics, this is different, because if you are in the diagnostics industry, then you offer a diagnostic instrument, a diagnostic platform on which your tests are running. You cannot go out and say, can I borrow your platform to run my tests on your platform? That's not how it goes. These are typically in the regulated field, in the regulated field. These are typically closed systems and there is a lot of software around it and service around it. You sell a package.

This is like if you would sell – let me use this analogy, this is if you would sell a car and then you say, buy the engine somewhere else. Doesn't work. In our business, you need the technology as part of your offering, it's

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

physical, you can touch it. And only if you have the technologies, then you are able to provide this broad range of diagnostic tests, because for various human samples, you need different technologies. If you have tissue, you need a different technology. If you have blood serum to measure protein, you need a different technology. If you have DNA, you have a specific technology. If it's a complex biomarker, you again need a different technology as compared to a simple biomarker.

So, there's a difference between Pharma and Diagnostics. In the Pharma space, you just need access to the technology to do your job. In the Diagnostics space, you need the offering and that complete offering provides you with a competitive advantage in the marketplace. Dan?
...

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG
A
No, I mean, just maybe to add to that, because I think it's a nice, overarching look at it, I would say there were two other comments I'd just make in relation to your question. One is the pace of technology evolution and sequencing. I mean, it has been rapid, particularly in the research setting. It is important to look at multiple variables, not just cost, but I mean, everything from workflow to the accuracy rates to the throughput of the systems. All of these things, I think, need to be looked at. It it's certainly something we've looked at very, very carefully. We have our own sequencing technology and expertise in house. And we really believe that it is important to stay ahead of the game.

The second thing is when it goes into the diagnostics setting, it has been different competitive barriers to entry. The research settings and diagnostics setting have different competitive barriers to entry. And the research, granted, it's very technology based. When you get into the diagnostic space, then you have – it gets back to what Severin was describing before. You have regulatory hurdles, you have the ability to distribute globally and it's not so easy, once you get an IVD diagnostic product, for others to follow. You need access to clinical samples.

I mean, there are many, many hurdles there that work in all of our businesses to allow us to constantly discriminate our business and not constantly come down to the lowest price point either, because you have different competitive barriers in those business. And ownership, I think, is quite critical to making sure that you can amortize that and move that quickly into the IVD space, so that you also create these barriers in the mid to longer term, which is what we intend to do as well.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you, Dan. We have another question here on that side and then I'll come back.
A
...

Q
Thank you. I assume the Illumina deal is not a must-do deal. Can you maybe talk to us about what your plan would be if you cannot get the deal done?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Again, it's attractive, it's compelling, and because it is attractive and because it is compelling, I'm confident that we will close the deal.

We had another question first two rows further ahead. Yes, please?

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Q
This one pertains to your dividend. You had said that you'll been keeping your attractive dividend policy. Can I interpret that to mean that you will be potentially increasing your payout ratios by 200 basis points to 300 basis points as you have done in the last four years to five years, as opposed to just increasing the actual amount? And the second question pertains to Diabetes Care. I was kind of curious on that front, what are you seeing in the U.S. because in 2012, are you expecting a market recovery, in addition to your new product launch, to help your recovery?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

On the dividend policy, Alan, if you can give it another shot?
A
...

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG
A
Well, I think that also leads a little bit to a reiteration that we have had already today – yeah, in other subjects, admittedly. But look, I think when you look at the payout ratio here, I cannot give you more comfort than what we have said. But look, I think the company has increased the dividend for 25 years in a row. I think there is clearly a track record and the other point is, you see the payout ratio went up quite significantly from 51% to 55% and look, we have given in the year 2011, a guidance to say to grow the dividend in line with core EPS growth.

If we had done that, that would have meant that we have to decrease the dividend, in fact, if you take out really the currency effect that we have had. So I think really, we're quite flexible, when it comes really to when we look at the dividend and evidently, we're committed here to attractive dividend policy, as we have said a couple of times. I think that's the only way I can frame it.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you. Then on Diabetes-
A
...

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG
A
On Diabetes Care, there are a couple of dynamics going on in the U.S. marketplace. I mean, clearly, diabetes continues to increase in the United States and in many markets around the world. So you have the prevalence increasing and then you have two markets in Diabetes Care. You have the blood glucose monitoring market and then you have the pump business, the insulin pump business.

Now in the blood glucose monitoring, clearly, in the United States, the pressures continue. Price pressures continue. There are foreign competitors coming in that are working in the Medicare space and causing continued pressures on prices. So these two, I think, to a certain extent, will continue to play against each other in the market in the United States.

In the mid to longer term, the ability to differentiate in Diabetes Care, I think, will come clearly from innovative pump devices connected with blood glucose devices, eventually also with continuous glucose monitoring. The ability to really differentiate from a healthcare standpoint, because we know that type 1 diabetics are better managed with less events when they have pumps and meters, and frequency of testing going on. So I think the more and more that we can connect those systems together to differentiate our systems in the U.S. and around the

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

world, that's really one of the key levers that we have within Roche and where the patch pump, to the previous question, will become an integral component to that in the midterm as well.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you. There was a question in the last row?
A
...

Q
I have a question for Pascal. A couple of days ago you mentioned that Pharmasset's or Gilead's 7977 had good results in genotype I, it could be a game changer. It looks like we got some glimpse of what could be a game changer in my opinion. So just curious what your take is on that and if it's indeed very effective in genotype I, what's your backup plan?
...

Pascal Soriot
Pharmaceuticals Division, Chief Operating Officer, Roche Holding AG
A
Yeah. I said that yesterday and I still stand by what I said. I guess what you're referring to is the announcement yesterday made by Gilead. I think we still need to wait to see the full set of data. I don't want to dismiss those data, I think they look pretty good. No question about it. But what they presented or what they described, I should say, as I understand it, because it was a conference call, as I'm told, what they described is our RVR, four weeks' RVR data, so they are not SVR data. That's a big difference. And those patients are four weeks into treatment. They've not finished their treatment. We have had experience out there with medicines that delivered good RVR data and weaker SVR data. So, we still need to see what the SVR 12 weeks look like, which would be presented at EASL and I think they also said they would present SVR four weeks early March or something like this. That's what I can say. We need to wait until we see this SVR data.

7977 looks like a pretty competitive product, no question. And if indeed, the SVR 12 weeks are pretty good, it will be certainly a game changer in some countries, I would say. In the United States, for sure, where cost is probably less of a limitation, we'd also have to see, by the way, how this SVR data looks like in genotype 1A and 1B, because as you know, those are very different genotypes and the 1A genotype is more difficult to treat. So, still a lot to see.

But in the U.S., it will be a game changer. I think in many parts of the world and I'd like to remind you that our Pegasys sales essentially come from non-U.S. sales, because most hepatitis patients are outside the U.S. and outside Europe, actually. In the rest of the world, I believe there will still be a place for Pegasys-based or peginterferon-based therapy because of cost reasons. We see that a little bit in Europe too, by the way, and those payers that are cost sensitive will still want to go with a cost-effective regimen and still accept Pegasys.

And then beyond this, I think we are working ourselves on a variety of combinations based on oral agents. We'll have more data to share at EASL. We have more data to share at [ph] the ESLB (1:32:43) at the end of the year and I really think we need to wait until the end of the year when we have more data with the variety of products in development from our peers in the industry, from our own portfolio. By the end of the year, we'll have a better view and be able to tell you more in terms of our long-term biology strategy. That's, I guess, what I can say at this point.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Thank you, Pascal. We have a question here, please?
A

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

Q
Thanks. So, based on your answers and your discussion about sequencing and the ties to the Diagnostics market, it sounds like the desktop sequencing market is really where you see a lot of potential down the road. So, what does this actually mean about your view of the high end sequencing market? Do you believe that big box placements are essentially saturated and essentially, the sun is setting on [ph] a future (1:33:40) option of the high end of the market today?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Dan, if you can directly take this one, please?
A
...

Daniel O'Day
Diagnostics Division, Chief Operating Officer, Roche Holding AG
A
Sure, absolutely. I think there is a certain saturation level at the high end at this stage. However, I think the research community, the clinical community is catching up with that capacity. I think more and more, we'll see more clinical trial samples, eventually, clinical samples going into these centers. So, I certainly don't believe in any way we've capitated growth in the high-end genome centers. In fact, there are many countries around the world that are looking into investing in their own additional genome centers that are untapped markets today.

Beyond that, I agree with you entirely. I think another great opportunity in this is to get into the desktop sequencing, really to make sequencing available to, first of all, researchers around the world in small to medium-sized labs, and this is, again, where I think the combination of Illumina and Roche can immediately take advantage of that with the distribution mechanism we have and the complementarity nature of our portfolio. And then, in the longer-term, I think – the mid to longer-term going into the clinical setting with the instrumentation will, I mean, that is something I think has not even begun to be tapped yet. And I think there's tremendous potential for, frankly, both analyzers in the clinical setting, but probably more and more frequently, we will see the [ph] mice being (1:35:08) used in that setting, I think.
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Thank you. Can we take one more last question before we start splitting up into breakout sessions? Yes, please?
...
Q
This is one more question for Alan Hippe. At the end of your presentation, you discussed the debt leverage of Roche, and you shortly mentioned that, well, with any new acquisition that, that level would go up again. I understand that with the Illumina acquisition, that would go up to 33% or about. So, in the future, my question is, do you think that there is any chance that dividends would be lowered even temporarily in order to fasten the repayment of any such debt?
...

Alan Hippe
Chief Financial & Information Technology Officer, Roche Holding AG
A
Look, I think I cannot answer the question really precisely, but we are saying very clear here that the Illumina transaction is not really hitting negatively our attractive dividend policy. So, I think that's very clear to the point, in my opinion, while the number, the ratio that you are providing here, it's a little bit of a guessing, but certainly, it

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

will be higher than 25% and we'll go in that direction. Therefore, I think that's the point what I said. I think we are saying Illumina is not really hitting negatively our attractive dividend policy.
...
Q
I'm sorry. My question wasn't about Illumina in particular, but more about the dividends and whether goals could go any lower at some point because of your net debt?
...

Severin Schwan
Chief Executive Officer, Roche Holding AG
A
Let me put into perspective. You know only recently, we took another CHF 48 billion on our balance sheet and you have seen what we did on our dividend policy. Dividends were increasing pretty solidly and payout ratios were being increased from the 40s into the mid 50s. In a period when we took CHF 48 billion on our balance sheet, so you shouldn't worry that a couple of years later, when we have paid off already CHF 20 billion and when we would add another $5.7 billion on the balance sheet that, that would negatively influence our dividend policy.

Let's – of course, this is a very big amount, don't get me wrong. But we also have to put it into the context. And the context is a cash flow generation of CHF 14 billion on an operating level and I encourage you to see it in this context. So, don't worry about our dividend policy.
...
Q

All right, thank you.

...

Severin Schwan
Chief Executive Officer, Roche Holding AG

Good. With this, I would like to conclude here the session in the Planum. Alan and myself we will stay here in this room. Thomas, can you give us the logistics? Can we have the mike to be sure that everybody finds the right room, Thomas, please? Okay.

Okay. Thank you very much. Have a good day.

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Roche Holding AG (RO.CH)	Corrected Transcript
Q4 2011 Earnings Call - New York	03-Feb-2012

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